Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated August 24, 2020, with respect to the consolidated financial statements of Lordstown Motors Corp., which appears in Lordstown Motors Corp.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

May 19, 2022